Exhibit 21.1
SUBSIDIARIES

	Subsidiary	Jurisdiction of Organization
1.	AE Côte-Nord Canada Bioenergy Inc.	Canada
2.	Albacete Aero, Sociedad Limitada	Spain
3.	Bridger Aerospace Group Holdings, LLC	Delaware
4.	Bridger Aerospace Group, LLC	Delaware
5.	Bridger Aerospace Products and Services, LLC	Montana
6.	Bridger Aerospace, LLC	Montana
7.	Bridger Air Tanker, LLC	Montana
8.	Bridger Air Tanker 1, LLC	Montana
9.	Bridger Air Tanker 2, LLC	Montana
10.	Bridger Air Tanker 3, LLC	Montana
11.	Bridger Air Tanker 4, LLC	Montana
12.	Bridger Air Tanker 5, LLC	Montana
13.	Bridger Air Tanker 6, LLC	Montana
14.	Bridger Air Tanker 7, LLC	Montana
15.	Bridger Air Tanker 8, LLC	Montana
16.	Bridger Aviation Repair, LLC	Montana
17.	Bridger Aviation Services, LLC	Delaware
18.	Bridger Ground Support, LLC	Montana
19.	Bridger Merger Company, LLC	Delaware
20.	Bridger Software, LLC	Montana
21.	Bridger Solutions International, LLC	Montana
22.	Bridger Training Services, LLC	Montana
23.	Ensyn BioEnergy Canada, Inc.	Canada
24.	Flight Test & Mechanical Solutions, Inc.	Delaware
25.	Ignis Technologies, Inc.	Delaware
26.	Mountain Air, LLC (d/b/a Bridger Aerospace)	Arkansas
27.	Northern Fire Management Services, LLC	Montana
28.	Whitepeak BioEnergy, LLC	Delaware
29.	Wildfire GP Sub IV, LLC	Delaware